                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                        Kewaunee Scientific Corporation
- --------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                        KEWAUNEE SCIENTIFIC CORPORATION
                            2700 West Front Street
                    Statesville, North Carolina 28677-2927



ELI MANCHESTER, JR.
President and
Chief Executive Officer

                                                                   July 31, 1996

TO OUR STOCKHOLDERS:

          You are cordially invited to attend the Annual Meeting of Stockholders of Kewaunee Scientific Corporation (the "Company"), which will be held on the 37th floor at Harris Trust & Savings Bank, 111 West Monroe Street, Chicago, Illinois, on August 28, 1996, at 10:00 A.M. Central Daylight Time.

          At the meeting, management will review with you the Company's past year's performance and the major developments which occurred during the year. There will be an opportunity for stockholders to ask questions about the Company and its operations. We hope you will be able to join us.

          To assure that your shares are represented at the meeting, please vote, sign and return the enclosed proxy card as soon as possible. The proxy is revocable and will not affect your right to vote in person if you are able to attend the meeting.

          The Company's 1996 Annual Report to Stockholders is enclosed.


                                      Sincerely yours,

                                      /s/ Eli Manchester, Jr.

                        KEWAUNEE SCIENTIFIC CORPORATION
                            ______________________

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                 to be held on
                                August 28, 1996

          The Annual Meeting of Stockholders of Kewaunee Scientific Corporation will be held on the 37th floor at Harris Trust & Savings Bank, 111 West Monroe Street, Chicago, Illinois, on August 28, 1996, at 10:00 A.M. Central Daylight Time, for the purpose of considering and acting upon the following:

          (1) To elect three Class I directors;

          (2) To approve an amendment to the Company's 1991 Key Employee Stock Option Plan to increase the number of shares of Common Stock authorized for issuance over the term of the Plan from 130,000 to 230,000 shares; and

          (3) To transact such other business as may properly come before the meeting.

          Stockholders of record at the close of business on July 12, 1996 will be entitled to vote at the meeting. A list of stockholders will be available for examination by any stockholder for any purpose germane to the meeting, during normal business hours, at the offices of Bell, Boyd & Lloyd, 70 West Madison Street, Chicago, Illinois, for a period of 10 days prior to the meeting.

          It is important that your shares be represented at the meeting regardless of the size of your holdings. Whether or not you intend to be present at the meeting in person, we urge you to mark, date and sign the enclosed proxy and return it in the envelope provided for that purpose, which does not require postage if mailed in the United States.

                                          D. MICHAEL PARKER
                                          Secretary
July 31, 1996


- -------------------------------------------------------------------------------
                            YOUR VOTE IS IMPORTANT

          Please vote, sign and date the enclosed proxy and return it promptly in the enclosed envelope.
- -------------------------------------------------------------------------------

                        KEWAUNEE SCIENTIFIC CORPORATION
                    Statesville, North Carolina 28677-2927

                                PROXY STATEMENT

          The enclosed proxy is solicited by the Board of Directors of Kewaunee Scientific Corporation (the "Company") for use at the annual meeting of stockholders of the Company to be held on the 37th floor of Harris Trust and Savings Bank, 111 West Monroe Street, Chicago, Illinois, on August 28, 1996, at 10:00 A.M. Central Daylight Time, and at any postponements or adjournments thereof. Proxies properly executed and returned in a timely manner will be voted at the meeting in accordance with the directions noted thereon. If no direction is indicated, proxies will be voted for the election of the nominees named herein as directors, for approval of the amendment to the Company's 1991 Key Employee Stock Option Plan (the "Plan"), and on other matters presented for a vote in accordance with the judgment of the persons acting under the proxies.

          The Company's principal executive offices are located at 2700 West Front Street, Statesville, North Carolina 28677-2927 (telephone 704/873-7202).

          The proxy, together with this Proxy Statement and the accompanying Notice of Annual Meeting of Stockholders, is being mailed to stockholders on, or about, July 31, 1996.

                             ELECTION OF DIRECTORS

          Three Class I directors are to be elected at the meeting. The Board of Directors, at its meeting on June 4, 1996, upon the recommendation of the Nominating Committee, selected the following three nominees for re-election as directors at the annual meeting, each to serve for a three-year term expiring on the date of the 1999 annual meeting of stockholders and until their successors are elected and qualified: Margaret Barr Bruemmer, Wiley N. Caldwell and Thomas
F. Pyle. All of the nominees are serving as directors as of the date of this Proxy Statement. The Class II and III directors named below have terms which expire in 1997 and 1998, respectively.

          The three nominees receiving the greatest number of votes at the annual meeting will be elected directors. Unless a stockholder indicates otherwise on the proxy, proxies will be voted for the election of the three nominees named below. If due to circumstances not now foreseen, one or more of the nominees become unavailable for election, the proxies will be voted for such other person or persons as the Board of Directors may select, or the Board will make an appropriate reduction in the number of directors to be elected.

Nominees to serve until annual meeting of stockholders in 1999 (Class I):

MARGARET BARR BRUEMMER, 44, was elected a director of the Company in February
     1995. Ms. Bruemmer has been engaged in the practice of law in Milwaukee, Wisconsin as a sole practitioner since 1989 and has been a Trustee of the Allis-Chalmers Corporation Product Liability Trust since June 1996.

WILEY N. CALDWELL, 69, was elected a director of the Company in 1988. From 1984 to 1992, when he retired, he was President of W.W. Grainger, Inc., a distributor of electrical and mechanical equipment. He is a director of CBI Industries, Inc. and Consolidated Papers, Inc.

THOMAS F. PYLE, 55, was elected a director of the Company in 1987. He has been Chairman of the Board, President, Chief Executive Officer and principal owner of RAYOVAC Corporation, a manufacturer of batteries and battery-operated lighting devices, since 1982. He is also a director of Johnson Worldwide Associates, Inc.

Directors to serve until annual meeting of stockholders in 1998 (Class III):

KINGMAN DOUGLASS, 72, was elected a director of the Company in 1986. He has been engaged as a consultant in corporate counseling since 1986.

ELI MANCHESTER, JR., 65, was elected a director of the Company in November 1990.
     He was elected President and Chief Executive Officer of the Company on July 11, 1990.

Directors to serve until annual meeting of stockholders in 1997 (Class II):

JOHN C. CAMPBELL, JR., 53, was elected a director of the Company in 1973.  Since
     June 1995, Mr. Campbell has been engaged in private consulting.  From
     May 1992 to June 1995, he was Chief Operating Officer, Executive Vice President and a director of Grounds For Play, Inc., Arlington, Texas, a manufacturer of specialty equipment for children's playgrounds.
     From January 1989 to April 1992, he was President of adjutant
     Management Information Services, Arlington, Texas, a consulting firm.

JAMES T. RHIND, 74, was elected a director of the Company in 1966.  Since
     January 1, 1993, he has been engaged in the practice of law as of counsel to the law firm of Bell, Boyd & Lloyd, Chicago, Illinois, counsel to the Company. Prior thereto, he was a partner in that firm.

          Except as otherwise indicated, each director and nominee has had the principal occupation mentioned above for more than five years. Mr. Campbell is the first cousin of Laura Campbell Rhind, wife of Mr. Rhind.

          The Board of Directors has set the size of the Board of Directors at seven members, divided into three classes. The Company's certificate of incorporation provides that the three classes shall be as nearly equal in number as possible.

       THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH
                    OF THE FOREGOING NOMINEES FOR DIRECTOR.

MEETINGS AND COMMITTEES OF THE BOARD

          The business and affairs of the Company are managed under the direction of the Board of Directors. Members of the Board keep informed of the Company's business and activities by reports and proposals sent to them periodically and in advance of each Board meeting and reports made to them during these meetings by the President and other Company officers. The Board is regularly advised of actions taken by the Executive Committee and other committees of the Board as well as significant actions taken by management. Members of management are available at Board meetings and other times to answer questions and discuss issues. During the Company's fiscal year ended April 30, 1996, the Board of Directors held six meetings.

          The four standing committees of the Board of Directors of the Company are the Executive Committee, the Audit Committee, the Compensation Committee and the Financial/Planning Committee, the functions and membership of which are described below.

          The Executive Committee, consisting of Messrs. Rhind (Chairman), Campbell and Manchester and Ms. Bruemmer, exercises the authority of the Board between meetings of the full Board, subject to the limitations of the Delaware General Corporation Law. It also acts as the Nominating Committee of the Board. The Nominating Committee's function is to make recommendations to the full Board with respect to candidates for Board membership, officers of the Company, and Board committee membership. The Nominating Committee will consider as prospective Board nominees persons brought to its attention by officers, directors and stockholders. Proposals may be addressed to the Nominating Committee at the address shown on the cover of this Proxy Statement, attention of the Corporate Secretary. The Executive Committee met two times during the Company's last fiscal year.

          The Audit Committee, consisting of Messrs. Douglass (Chairman) and Campbell and Ms. Bruemmer, is responsible for recommending annually to the Board of Directors a firm of independent public accountants; reviewing the overall scope of audits and the annual financial statements of the Company and reporting to the Board on the Committee's conclusions; and making inquiries of the independent accountants and the Company's financial officers and reporting to the full Board concerning accounting methods, policies and financial and operating controls. The Audit Committee met once during the Company's last fiscal year.

          The Compensation Committee, consisting of Messrs. Caldwell (Chairman), Douglass, Pyle and Rhind, considers and provides recommendations to the Board of Directors with respect to the compensation (salaries and bonuses) of officers of the Company; short- and long-range compensation programs for officers and other key employees of the Company; benefit programs for all employees of the Company; and stock option grants to key employees. The Compensation Committee also acts as the Stock Option Committee, administering and interpreting the stock option plans for officers and other key employees. The Compensation Committee met three times during the Company's last fiscal year.

          The Financial/Planning Committee, consisting of Messrs. Pyle (Chairman), Caldwell, Douglass and Manchester and Ms. Bruemmer, reviews and provides recommendations to the Board of Directors with respect to the annual budget for the Company, the Company's strategic plan and certain major expenditures of the Company. The Financial/Planning Committee also reviews the investment results of the Company's retirement plans. The Financial/Planning Committee met four times during the Company's last fiscal year.

          In the Company's last fiscal year, no director attended less than 75% of the aggregate of all meetings of the Board and all meetings held by committees of the Board on which such director served. No executive officer of the Company served as a member of the Compensation Committee or as a director of any other entity, one of whose executive officers serves on the Compensation Committee or is a director of the Company.

DIRECTOR COMPENSATION

          Each director who is not an employee of the Company receives for his services as such an annual retainer of $10,800 plus a fee of $900 for each day of Board and/or committee meetings attended, a multiple-meeting fee of $1,125 and a $450 fee for telephone meetings. In addition, the Chairmen of the Audit, Compensation and Financial/Planning Committees receive an annual fee of $1,350. Payment of such fees may be deferred at the request of a director. Non-employee directors are also reimbursed for their expenses for each Board and committee meeting attended. Under the Company's 1993 Stock Option Plan for Directors, each of the Company's non-employee directors was granted a one-time option to purchase 5,000 shares of the Company's common stock. These options become exercisable in 25% increments on August 1 of each of the next four years after the date of grant.

          Non-employee directors may also elect to participate in the Company's health insurance program, with a cost to them equal to the amounts paid by the Company's employees for participation in the same programs. During the last fiscal year, Mr. Campbell participated in this program.

          Directors who are employees of the Company receive no compensation for serving as directors.

                             EXECUTIVE COMPENSATION

CERTAIN SUMMARY COMPENSATION INFORMATION

          The following table sets forth certain information for each of the fiscal years ended April 30, 1996, April 30, 1995 and April 30, 1994, with respect to the compensation of the Chief Executive Officer and the Company's four other most highly compensated executive officers (the "named executive officers") in all capacities in which they served.

                           SUMMARY COMPENSATION TABLE

                                                                                      Long-Term
                                                                                    Compensation
                                                                                       Awards
                                                                                    ------------
                                                   Annual Compensation               Securities      All Other
Name and                       Fiscal    ---------------------------------------     Underlying     Compensation
Principal Position              Year      Salary ($)     Bonus ($)     Other ($)     Options (#)       ($)(1)
- -------------------            ------    -----------    ----------    ----------    ------------    ------------
Eli Manchester, Jr.             1996       253,333        10,000             -               -          11,107
 President & Chief              1995       250,000             -             -               -           8,600
 Executive Officer              1994       250,000             -             -               -           9,497

T. Ronald Gewin                 1996       140,175             -             -          10,000           5,614
 Vice President-Operations,     1995       135,725         6,000             -               -           6,009
 Technical Product Group        1994       130,667        16,020             -          10,000           1,762

D. Michael Parker (2)           1996        99,083         5,000             -          10,500           4,032
 Vice President-Finance,        1995             -             -             -               -               -
 Chief Financial Officer,       1994             -             -             -               -               -
 Treasurer and Secretary

Ronald D. Popiel (3)            1996       106,943        10,000             -          12,500           2,800
 Vice President-                1995             -             -             -               -               -
 Manufacturing                  1994             -             -             -               -               -

William A. Shumaker(4)          1996       134,317         5,000    25,992 (5)          10,000           2,806
 Vice President-                1995       127,083         6,000             -          10,000             875
 Sales and Marketing            1994        49,819             -             -               -               -

- -------------------
(1) The amount listed for each named executive officer consists of matching contributions made by the Company during the year on behalf of that executive officer to the Company's (i) Incentive Savings Plan and (ii) Executive Deferred Compensation Plan. The separate amounts paid during fiscal year 1996 for each named executive officer are, respectively: Mr. Manchester - $3,000 and $8,107; Mr. Gewin -$2,691 and $2,923; Mr. Parker- $1,975 and $2,057; Mr. Popiel- $2,067 and $733; and Mr. Shumaker- $2,086 and
    $0.

(2) Mr. Parker was elected Vice President-Finance, Chief Financial Officer, Treasurer and Secretary effective August 1, 1995.

(3) Mr. Popiel was elected Vice President-Manufacturing effective January 1,
    1996.

(4) Mr. Shumaker joined the Company on December 7, 1993 as Vice President-Sales and Marketing.

(5) This amount represents amounts paid to or on behalf of Mr. Shumaker for moving and relocation expenses.

OPTION GRANTS IN LAST FISCAL YEAR

          The following table sets forth certain information with respect to options granted under the Company's 1991 Key Employee Stock Option Plan during fiscal year 1996 to each named executive officer.

                       OPTION GRANTS IN FISCAL YEAR 1996

                                                                              Potential Realized Value
                          # of        % of Total                               at Assumed Annual Rates
                       Securities      Options                               of Stock Price Appreciation
                       Underlying     Granted to     Exercise                    for Option Term (2)
                        Options       Employees      Price Per   Expiration      -------------------
        Name            Granted (1) in Fiscal Year   Share ($)      Date         5% ($)      10% ($)
- ---------------------  ----------   --------------   ---------   ----------      ------      -------
Eli Manchester, Jr.         -              -            -            -              -           -
T. Ronald Gewin          10,000          17.2%        2.750       6/8/05         17,295      43,827
D. Michael Parker           500           0.9%        2.750       6/8/05            865       2,191
                         10,000          17.2%        2.313       8/1/05         14,546      36,862
Ronald D. Popiel            500           0.9%        2.750       6/8/05            865       2,191
                          2,000           3.4%        2.875      8/30/05          3,616       9,164
                         10,000          17.2%        3.875      4/22/06         24,370      61,756
William A. Shumaker      10,000          17.2%        2.750       6/8/05         17,295      43,827
- -------------------

(1) All options were granted at fair market value on the grant date. Options become exercisable in 25% increments on the first through fourth anniversaries of the grant date. Exercisability of options is accelerated in the event of a "change of control" of the Company as defined in the Plan.

(2) These amounts represent hypothetical gains that could be achieved for options if they are exercised at the end of the option term. These gains are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the date the options are granted to the end of the option term. Actual gains, if any, on stock option exercises are dependent on the future performance of the Company's common stock and the optionee's continued employment through the vesting period. There can be no assurance that the amounts reflected in this table will be achieved.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND OPTION VALUES AT FISCAL YEAR-END


          The following table reflects the unexercised options and the value of those options as of April 30, 1996 held by each named executive officer. There were no options exercised during fiscal year 1996.

                        OPTION VALUES AT FISCAL YEAR-END

                               Number of                Value of Unexercised
                          Unexercised Options           In-the-Money Options
                         at Fiscal Year-End (#)        at Fiscal Year-End ($)
                       --------------------------    --------------------------
        Name           Exercisable  Unexercisable    Exercisable  Unexercisable
- ---------------------  -----------  -------------    -----------  -------------
Eli Manchester, Jr.         -           45,000            -              -
T. Ronald Gewin           8,000         16,000            -          $ 8,750
D. Michael Parker           125         10,875           $47          13,558
Ronald D. Popiel            125         12,375            -            1,938
William A. Shumaker       5,000         15,000            -            8,750

RETIREMENT PLAN

          The executive officers of the Company participate in the Company's Retirement Plan. The Retirement Plan provides retirement benefits for participating employees which are calculated with reference to years of service and final average monthly compensation (salary and bonus). The benefit amount is calculated as 40% of the 10-year final average annual compensation (subject to a maximum of $150,000) minus 50% of the Primary Social Security Benefit, all multiplied by a fraction, the numerator of which is the number of years of credited service up to 30 years, and the denominator of which is 30. Participants in the Retirement Plan may elect among several payment alternatives. The following table shows estimated annual benefits payable to employees with the indicated years of service and final average annual compensation. The estimated annual benefits are based upon the assumption that the Retirement Plan will continue in effect, without change, that the participant retires at age 65, and that the participant does not elect any alternate payment option under the Retirement Plan. At April 30, 1996, the credited years of service under the Retirement Plan for Messrs. Manchester, Gewin, Parker, Popiel and Shumaker were 5.6, 3.6, 5.7, 2.5 and 2.6, respectively.

Final Average                             Years of Service
                       -----------------------------------------------------
Compensation               10       15       20       25       30       35
- ------------               --       --       --       --       --       --
     Greater than
       $150,000         $17,500  $26,260  $35,010  $42,760  $52,510  $52,510
        130,000          14,840   22,260   29,670   37,090   44,510   44,510
        100,000          10,840   16,260   21,670   27,090   32,510   32,510


     In accordance with rules promulgated by the Securities and Exchange Commission, the information included under the captions "Compensation Committee Report on Executive Compensation" and "Performance Graph" will not be deemed to be filed or to be proxy soliciting material or incorporated by reference in any prior or future filings by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934 (the "Exchange Act").

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

          The Company's executive compensation program is designed to attract, motivate, reward and retain management talent critical to the Company's achievement of its objectives. The Compensation Committee of the Board, which consists of four non-employee directors of the Company, considers and provides recommendations to the full Board of Directors with respect to salaries and other compensation programs for executive officers of the Company.

          Salaries and other compensation for the Company's executive officers are based on each executive officer's responsibilities and on his or her performance over time, as well as on the recommendation of the Chief Executive Officer. In order to assure that salaries and compensation remain competitive, the Company subscribes to and consults various published surveys on executive compensation.

Executive Officer Compensation

          The Company's compensation program for executive officers has four principal components which are discussed below.

Base Salary

          The base salary of each of the executive officers, other than the Chief Executive Officer, is determined after considering the compensation levels of management personnel with similar responsibilities at other companies utilizing compensation surveys for manufacturing and service companies with generally similar annual sales volume. As these surveys are broad-based, they include companies other than those comprising the Similar Market Capitalization Index used in the Performance Graph below. Using the compensation surveys, a salary range consisting of minimum, mid-point and maximum reference points is established for each executive officer. The base salary for each executive officer is then determined by considering the particular qualifications of the executive holding the position, his or her level of experience, and his or her sustained performance over time.

Annual Incentive Compensation

          The Company's executive officers are eligible to participate in an incentive compensation plan with bonus awards based primarily on the Company's attainment of specified financial goals and, to a lesser extent, the achievement of individual objectives and other relevant factors which the Board takes into account on a discretionary basis. During the past few years, the bonus goals have been short-range, that is, based on the current year's operations.
Payments to participants are limited to a designated percentage of their annual salary.

Stock Option Plans

          The Company uses stock options as its primary long-term incentive plan for executive officers. Stock options provide executive officers with an incentive to improve the operations and increase profits of the Company, with the opportunity to acquire and build an ownership interest in the Company and share in the benefits of strong operating results and growth development. The exercise price may not be less than the fair market value of the Company's common stock on the date of the grant. Individual awards are based on the individual's performance, his or her comparative base salary level and the number of stock option grants previously made. Stock option awards are normally made annually in August by the Board, based on the recommendations of the Chief Executive Officer and the Compensation Committee.

Other Compensation Plans

          Each of the Company's executive officers is entitled to receive additional compensation in the form of payments, allocations, or accruals under various group compensation and benefit plans. Benefits under these plans are not directly, or indirectly, tied to employee or Company performance.

CEO Compensation

          Mr. Manchester became President and Chief Executive Officer of the Company in July 1990 and entered into an employment agreement in December 1990 providing for a base salary of not less than $250,000 per year. In establishing his salary for fiscal year 1996, the Compensation Committee considered the same factors as in prior years, including operating results for the prior year, development of the Company's business through a strong management team, containment of operating cost and general expenses, the stock price and Mr. Manchester's personal recommendation. Based on these considerations, the Board, upon recommendation of the Compensation Committee, increased Mr. Manchester's base salary from $250,000 to $260,000 per year, effective January 1, 1996, and granted Mr. Manchester a $10,000 bonus.

          In connection with his employment agreement, during fiscal year 1991 the Company granted Mr. Manchester a non-qualified performance-based stock option on 45,000 shares of the Company's common stock with an exercise price equal to the fair market value of the stock on the grant date. This option will expire unexercised in February 1997. Additionally, during fiscal year 1991 the Company granted Mr. Manchester 50,000 restricted shares of the Company's common stock under a Restricted Stock Agreement providing for a four-year vesting period, which has now been completed. All 50,000 of these shares are now held without restriction by Mr. Manchester. The Board granted these stock benefits to Mr. Manchester so that he would have a significant ownership stake in the operation and success of the Company.

                                COMPENSATION COMMITTEE MEMBERS
                                Wiley N. Caldwell, Chairman
                                Kingman Douglass
                                Thomas F. Pyle
                                James T. Rhind

                       AMENDMENT TO THE 1991 KEY EMPLOYEE

                               STOCK OPTION PLAN

     In 1991 the stockholders of the Company approved the 1991 Key Employee Stock Option Plan (the "Plan"), under which options may be granted to executives and other key employees of the Company on not more than 130,000 shares of the Company's common stock. The Board of Directors has adopted an amendment to the Plan to increase the number of shares available for options to 230,000, a 100,000 increase, and is requesting stockholder approval of the amendment.

     The purpose of the Plan is to maintain and develop top management by offering them a favorable opportunity to become stockholders in the Company over a period of years, thus giving them a stake in the growth and prosperity of the Company and encouraging the continuance of their services.

     There are currently outstanding options under the Plan to purchase a total of 101,500 shares, leaving 28,500 shares available for future options. The Board of Directors believes that this number is insufficient to continue to meet the Company's needs under its long-term incentive programs. (There is also outstanding an option to purchase 45,000 shares granted under an expired prior plan, which option is unexercisable and will expire on February 27, 1997 and may not be re-granted.) If the amendment is approved, a total of 128,500 shares will be available under the Plan for future grant. On July 23, 1996, the last reported sale price of the Company's common stock on the Nasdaq National Market (as reported by The Wall Street Journal (Eastern Edition)) was $3 3/8 per share.

     Summary of the Plan. The following summary describes the principal provisions of the Plan and is qualified in its entirety by the text of the Plan, as proposed to be amended, a copy of which is attached as Exhibit A to the Proxy Statement.

     The Plan is administered by the Compensation Committee of the Board of Directors, acting as the Stock Option Committee. Options may be granted until May 28, 2001 by the full Board of Directors to key employees selected on the basis of the special importance of their service. Options granted under the Plan may be either incentive stock options designed to meet the requirements of
Section 422 of the Internal Revenue Code, or non-incentive stock options. All options granted under the Plan have been non-incentive stock options. The Board of Directors may grant substitute options, with the optionee's consent, at a different option price to replace previously-granted options. If an outstanding option expires or is terminated, the shares allocated to the unexercised portion may again be optioned.

     The purchase price for optioned shares is determined by the Board of Directors at the time of grant, but may not be less than the fair market value of the shares on the date of grant. Options may be for terms of up to 10 years, the specific term to be determined by the Board of Directors at the time of grant, and become exercisable in such installments as the Board of Directors determines at the time of grant.

     Options may be exercised by giving written notice to the Company of the number of shares to be purchased, accompanied by the full purchase price in cash or by certified or cashiers check or, with the consent of the Board of Directors, through the surrender of previously-acquired shares of the Company. At the time of exercise the Company may require the optionee to pay an amount equal to the tax that the Company may be required to withhold to obtain a deduction for federal income tax purposes as a result of the exercise of the option. With the consent of the Board of Directors, this amount may be paid by withholding shares of equal value from the shares being purchased.

     In the event of a "Change in Control" of the Company as defined in Paragraph 6 of the Plan, all outstanding options become immediately exercisable in full without regard to installments. For the conditions under which an option may be exercised in the event of a termination of employment, see Paragraph 9 of the Plan.

     The Board may amend or discontinue the Plan, except that no amendment or discontinuance may change or impair an option previously granted without the consent of the optionee, increase the maximum number of shares subject to option, change the minimum purchase price, change the limitations on the option period, or increase the time limitation on the grant of options.

     In the event the Company shares are changed by a stock dividend, stock split or combination of shares, or a merger, consolidation or reorganization with another Company or other relevant change in the capitalization of the Company, the Board of Directors is required to make an appropriate adjustment in the number of shares subject to option and in the purchase price for shares.

     Options are not transferable, otherwise than by will or the laws of dissent and distribution.

     Federal Income Tax Consequences of the Plan. The following is a brief summary of the current federal income tax rules relevant to stock options issued under the Plan. These rules are subject to change in the future.

     The Company understands that, with respect to non-incentive stock options, under existing federal income tax laws (1) no income will be recognized to the optionee at the time of grant, (2) upon exercise of an option, the optionee will be required to treat as ordinary income the difference on the date of exercise between the option price and the fair market value of the stock purchased, and the Company will be entitled to a deduction (subject to the $1 million cap described below, if applicable) equal to such amount and (3) assuming the shares received constitute capital assets in the optionee's hands, any gain or loss upon disposition of the shares will be treated as capital gain or loss, which will be long-term if the shares are held longer than one year.

     With respect to incentive stock options, the Company understands that under existing federal income tax law, if shares are not disposed of by the optionee within two years from the date of grant of the option or within one year after the transfer of the shares to the optionee, then (i) no income will be recognized to the optionee upon either the grant or the exercise of the option,
(ii) any gain or loss will be recognized to the optionee only upon ultimate disposition of the shares and, assuming the shares constitute capital assets in the optionee's hands, will be treated as long-term capital gain or loss, and (iii) the Company will not be entitled to a federal income tax deduction in connection with the grant or the exercise of the option. If an optionee disposes of the shares acquired under an incentive stock option, within two years from the date of grant or within one year after the receipt of the shares, ordinary income will be recognized to the optionee in any amount equal to the difference between the option price and the lesser of the fair market value of the shares on the date of exercise or the selling price; the balance of the optionee's gain on such disposition, if any, will be taxed as capital gain, and if the Company complies with certain withholding requirements, it will be entitled to a deduction in the year of disposition equal to the amount of ordinary income recognized to the optionee.

     A publicly held corporation may not, subject to certain exceptions, deduct for federal income tax purposes in any taxable year certain compensation paid to certain executives in excess of $1 million for each such executive. The Company believes that under recently promulgated regulations, this $1 million cap will be inapplicable to options granted under the Plan.

     Options Granted Under the Plan. As of June 30, 1996, the Company had options outstanding for an aggregate of 101,500 shares of the Company's common stock under the Plan at a weighted average exercise price of $3.70 per share. The following table sets forth certain information with respect to options granted under the Plan through June 30, 1996:

                                                                               NUMBER OF
                                NAME                                   SHARES UNDERLYING OPTIONS
                                ----                                   -------------------------
Eli Manchester, Jr...................................................              -
T. Ronald Gewin......................................................           24,000
D. Michael Parker....................................................           11,000
Ronald D. Popiel.....................................................           12,500
William A. Shumaker..................................................           20,000
All executive officers as a group (6 persons)........................           81,500
All directors who are not executive officers as a group (6 persons)..              -
All eligible employees who are not executive officers or associates
   thereof and consultants as a group (approximately 9 persons)......           20,000

     Approval of the Plan. The affirmative vote of the holders of a majority of the shares of the Company's common stock present in person or represented by proxy at the meeting is necessary to approve the amendment to the Plan. Unless otherwise indicated, properly executed proxies which are returned in a timely manner will be voted in favor of the amendment to the Plan.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSED AMENDMENT.
                                              ---

                               PERFORMANCE GRAPH

          The graph below sets forth a comparison of the Company's annual stockholder return with the annual stockholder return of (i) the NASDAQ Market Index, and (ii) an index of all NASDAQ, non-financial companies with similar market capitalization to the Company/1/. The graph is based on an investment of $100 on April 30, 1991 in the Company's common stock, assuming dividend reinvestment. The graph is not an indicator of the future performance of the Company. Thus, it should not be used to predict the future performance of the Company's stock. The graph and related data were furnished by Media General Financial Services, Richmond, Virginia.

                 Comparison of 5-Year Cumulative Total Return
             Kewaunee Scientific Corporation, NASDAQ Market Index
                    and Similar Market Capitalization Index



                                   1991   1992    1993    1994    1995    1996
                                   ----   ----    ----    ----    ----    ----
Kewaunee Scientific Corporation    100   115.26   73.47   60.51   43.22   62.67
Peer Group                         100   109.65   83.29   68.37   46.99   41.46
Nasdaq Market Index                100   102.58  122.56  137.56  150.21  209.67





- --------------------------------
       /1/In addition to the Company, the Similar Market Capitalization Index is comprised of the following companies: Amcor Limited; Canterbury Park Holding Corporation; Curtis Mathes Holding Corporation; Enterprise Oil; Environmental Technologies Corp.; Great Pines Water Company, Inc.; HMG/Courtland Properties Inc.; Huntway Partners L.P.; London Pacific Group, Limited; Lotto World Inc.; Nashville Country Club, Inc.; North Coast Energy, Inc.; OTR Express, Inc.; P & F Industries, Inc.; Polish Telephones and Microwave Corporation; Research, Incorporated; Stacey's Buffet, Inc.; Synergy Resource Technologies Inc.; TAT Technologies Ltd.; THT Inc.; Tubby's Inc.; Valley Systems, Inc.; and Waste Technology Corp. Consistent with the prior year, the Company used for an index NASDAQ, non-financial companies with a market capitalization at the end of the respective fiscal year similar to that of the Company. This index was used because there exists no applicable published industry index or line-of-business index, and the Company does not believe it can reasonably identify a peer group of companies in its industry because the Company's primary competitors are either divisions of larger corporations or are privately owned. The range of market capitalization for the companies in the current year index is $8.4 million to $8.7 million, and the Company's market capitalization was approximately $8.6 million at April 30, 1996. The range of market capitalization for the companies in the prior year index was $6.7 million to $7.3 million, and the Company's market capitalization was approximately $7.0 million at April 30, 1995.

                      AGREEMENTS WITH CERTAIN EXECUTIVES

          On December 11, 1990, the Company and Mr. Manchester entered into an employment agreement providing for his employment as President and Chief Executive Officer of the Company. The agreement provides for a salary of not less than $250,000 per year, to be reviewed annually by the Compensation Committee and the Board of Directors, and the opportunity to participate in all fringe benefit plans available to executives of the Company. Under the agreement, the Company granted Mr. Manchester a non-qualified performance-based stock option on 45,000 shares of the Company's common stock. This option will expire unexercised in February 1997. In connection with this employment agreement, during fiscal year 1991 the Company also granted Mr. Manchester 50,000 restricted shares of the Company's common stock under a Restricted Stock Agreement providing for a four-year vesting period, which has now been completed.

          On December 8, 1992, the Company entered into an employment agreement with Mr. Gewin providing for his employment as Vice President-Manufacturing. The agreement provides for an annual salary commencing at $125,000 and the opportunity to participate in the Company's Incentive Compensation Plan and the Key Employee Stock Option Plan. He also is entitled to receive benefits generally available to executives of the Company. On December 15, 1994, the Company also entered into an agreement with Mr. Gewin which provides that if the Company is acquired, and he is terminated without cause within two years from the acquisition date, the Company or successor entity will be obligated to pay him separation pay equal to twelve months of his then base salary, reduced by income earned during the payment period.

          On December 7, 1993, the Company entered into an employment agreement with Mr. Shumaker providing for his employment as Vice President-Sales and Marketing. The agreement provides for an annual salary commencing at $125,000 and the opportunity to participate in the Company's Incentive Compensation Plan and Key Employee Stock Option Plan. Mr. Shumaker also receives benefits generally available to executives of the Company. The agreement also provides that if Mr. Shumaker is terminated from employment without cause, Mr. Shumaker will be entitled to separation pay equal to six months of his then base salary, reduced by income earned during the payment period.

          On April 22, 1996, the Company entered into an employment agreement with Mr. Popiel providing for his employment as Vice President-Manufacturing. The agreement provides for a minimum annual compensation of $140,000 per year, effective fiscal year 1997, reached through the combination of base salary and incentive compensation. Mr. Popiel also receives benefits generally available to executives of the Company. The agreement also provides that if Mr. Popiel is terminated from employment without cause, Mr. Popiel will be entitled to separation pay equal to twelve months of his then annual base salary, reduced by income earned during the payment period.

            SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

          The following table contains information with respect to the "beneficial ownership" (as defined by the Securities and Exchange Commission) of shares of the Company's common stock, as of June 30, 1996, by (i) each director and director nominee, (ii) each of the named executive officers and (iii) all directors and executive officers as a group. Except as otherwise indicated by footnote, the shares shown are held directly with sole voting and investment power.

                                                                   Shares      Percent
                                                                beneficially      of
Name                                                              owned (1)     class
                                                                -----------

Margaret Barr Bruemmer(2).....................................        46,885       2.0%
Wiley N. Caldwell.............................................         4,250        *
John C. Campbell, Jr.(3)......................................        45,417       1.9%
Kingman Douglass(4)...........................................        13,750        *
Eli Manchester, Jr.(5)........................................        65,300       2.8%
Thomas F. Pyle(6).............................................         9,750        *
James T. Rhind(7).............................................       385,100      16.3%
T. Ronald Gewin(8)............................................        13,060        *
William A. Shumaker...........................................         9,000        *
D. Michael Parker(9)..........................................         5,750        *
Ronald D. Popiel..............................................           125        *
Directors and executive officers as a group (12 persons)(10)..       608,003      25.7%
- -------------------

* Percentage of class is less than 1%.

(1) Includes shares which may be acquired within sixty (60) days from June 30, 1996 upon exercise of options by: Ms. Bruemmer - 2,500; Mr. Caldwell - 3,750; Mr. Campbell - 3,750; Mr. Douglass - 3,750; Mr. Pyle- 3,750; Mr.
     Rhind - 3,750; Mr. Gewin - 13,000; Mr. Parker - 2,750; Mr. Popiel - 125;
     and Mr. Shumaker - 7,500.
(2) Includes 2,000 shares held as custodian for Ms. Bruemmer's minor children and 42,385 shares held by Ms. Bruemmer's husband.
(3) Includes 5,826 shares held by Mr. Campbell's wife, as to which shares he disclaims beneficial ownership.
(4)  Includes 10,000 shares held by a trust of which Mr. Douglass is a trustee.
(5)  Includes 300 shares held by a trust of which Mr. Manchester is trustee.
(6)  Includes 6,000 shares in which Mr. Pyle shares voting and investment power.
(7) Includes 196,452 shares held by Mr. Rhind's wife, Laura Campbell Rhind, 90,706 shares held by Mrs. Rhind as executor and beneficiary of the Estate of Ruth Haney Campbell, as to which shares he disclaims beneficial ownership, 44,910 shares held by two trusts of which Mr. Rhind is sole trustee, as to which shares he disclaims beneficial ownership, and 12,000 shares owned by a charitable foundation of which he is one of three directors, as to which shares he disclaims beneficial ownership.
(8) Includes 120 shares held by Mr. Gewin's wife, as to which shares he disclaims beneficial ownership.
(9)  Includes 3,000 shares in which Mr. Parker shares voting and investment power.
(10) Directors and executive officers as a group had sole voting and investment power over 143,039 shares of the Company's common stock outstanding on June 30, 1996, shared voting and investment power over 411,339 shares, and held options to purchase 53,625 shares which were currently exercisable or would become exercisable within 60 days from June 30, 1996.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

          The following table contains information with respect to the "beneficial ownership" (as defined by the Securities and Exchange Commission) of shares of the Company's common stock, as of June 30, 1996, by each person who is known by management of the Company to have been the "beneficial owner" of more than five percent of such stock as of such date. Except as otherwise indicated by footnote, the shares shown are held with sole voting and investment power.

                                                  Shares       Percent
                                               beneficially       of
Name                                               owned        class
- ----                                         ---------------    -----

John L. Bruemmer............................    138,475(1)       5.9%
Coronet Insurance Company and Subsidiaries..    290,100(2)      12.3%
Elizabeth B. Gardner........................    224,569(3)       9.5%
Laura Campbell Rhind........................    385,100(4)      16.3%
Dimensional Fund Advisors, Inc..............    145,000(5)       6.1%
- -------------------

(1)  Mr. Bruemmer's address is 1556 E. Goodrich Lane, Milwaukee, Wisconsin
     53217.
(2) The shares owned by Coronet Insurance Company listed in the table are shown as being owned as of August 31, 1995 according to a Form 4 Report filed with the Securities and Exchange Commission on September 8, 1995. Coronet Insurance Company's address is 3500 West Peterson Avenue, Chicago, Illinois 60659.
(3) Includes 77,593 shares held by Mrs. Gardner as a trustee of certain irrevocable trusts for the benefit of her children, as to which shares she disclaims beneficial ownership, and 11,925 shares held by Mrs. Gardner's husband, as to which shares she disclaims beneficial ownership. Mrs. Gardner's address is 42 Logan Terrace, Golf, Illinois 60029.
(4) Includes 90,706 shares held as executor and beneficiary of the Estate of Ruth Haney Campbell, 84,692 shares held by Mr. Rhind, as to which shares she disclaims beneficial ownership, and 12,000 shares held by a charitable foundation of which Mr. and Mrs. Rhind are two of three directors. Mr. and Mrs. Rhind and the third director share voting and investment power over these shares, but disclaim beneficial ownership of them. Mrs. Rhind's address is 830 Normandy Lane, Glenview, Illinois 60025.
(5) The shares owned by Dimensional Fund Advisors listed in the table are shown as being owned as of December 31, 1995 according to a Schedule 13G filed with the Securities and Exchange Commission on February 9, 1996. Dimensional Fund Advisors' address is 1299 Ocean Avenue, Santa Monica, California 90401.

          On the basis of reports filed by the directors, executive officers and 10% stockholders of the Company, all Forms 3, 4 and 5 showing ownership of and changes in ownership in the Company's equity securities during fiscal year 1996 were timely filed with the Securities and Exchange Commission as required by
Section 16(a) of the Securities Exchange Act of 1934.

                        INDEPENDENT PUBLIC ACCOUNTANTS

          Deloitte & Touche LLP has been selected by the Board of Directors, upon the recommendation of its Audit Committee, to act as the Company's independent public accountants for the fiscal year ending April 30, 1997. Deloitte & Touche LLP served as independent public accountants for the Company for the fiscal year ended April 30, 1996. A representative of Deloitte & Touche LLP is expected to attend the annual meeting and will be afforded an opportunity to make a statement if he desires to do so and to respond to questions by stockholders.

                             STOCKHOLDER PROPOSALS

          The deadline for receipt of stockholder proposals for inclusion in the Company's 1997 proxy material is March 21, 1997. Any stockholder proposal should be submitted in writing to the Secretary of the Company at its principal executive offices. The stockholder proposal must include the stockholder's name and address as it appears on the Company's records and the number of shares of the Company's common stock beneficially owned by such stockholder. In addition,
(i) for proposals other than nominations for the election of directors, such notice must include a description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, and any material interest of the stockholder in such business, and (ii) for proposals relating to stockholder nominations for the election of directors, such notice must also include, with respect to each person nominated, the information required by Regulation 14A under the Exchange Act.

                       PROXIES AND VOTING AT THE MEETING

          The expense of solicitation of proxies is to be paid by the Company. The Company will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in sending proxies and proxy material to the beneficial owners of the stock.

          At the close of business on July 12, 1996, the record date for determination of stockholders entitled to vote at the annual meeting, there were 2,366,717 shares of common stock of the Company outstanding and entitled to vote.

          Each share of common stock is entitled to one vote. Any stockholder giving a proxy has the power to revoke it at any time before it is voted, by written notice to the Secretary, by delivery of a later-date proxy or in person at the meeting.

          The holders of a majority of the total shares of common stock issued and outstanding, whether present in person or represented by proxy, will constitute a quorum for the transaction of business at the meeting. The vote of a plurality of the shares represented at the meeting, in person or by proxy, is required to elect the three nominees for director. Approval of the amendment to the Plan, and, in general, approval of any other matter submitted to the stockholders for their consideration at the meeting requires, in each case, the affirmative vote of the holders of a majority of the shares of common stock represented at the meeting, in person or by proxy, and entitled to vote. Abstentions, directions to withhold authority, and broker non-votes are counted as shares present in the determination of whether the shares of stock represented at the meeting constitute a quorum. Abstentions, directions to withhold authority, and broker non-votes are not counted in tabulations of the votes cast on proposals presented to stockholders. Thus, an abstention, direction to withhold authority, or broker non-vote with respect to a matter has the same legal effect as a vote against the matter. An automated system administered by the Company's transfer agent will be used to tabulate votes.

          A stockholder entitled to vote for the election of directors can withhold authority to vote for any of the nominees for Class I directors.

                             FINANCIAL STATEMENTS

          The Company has enclosed its Annual Report to Stockholders for the fiscal year ended April 30, 1996 with this Proxy Statement. Stockholders are referred to the report for financial and other information about the Company, but such report is not incorporated in this Proxy Statement and is not a part of the proxy soliciting material.

                                 OTHER MATTERS

          Management of the Company knows of no other matters which are likely to be brought before the annual meeting. If any such matters are brought before the meeting, the persons named in the enclosed proxy will vote thereon according to their judgment.

                                        By Order of the
                                        Board of Directors

                                        /s/ D. MICHAEL PARKER
                                        D. MICHAEL PARKER
                                        Secretary

July 31, 1996

                                                                       EXHIBIT A

                        KEWAUNEE SCIENTIFIC CORPORATION

                      1991 KEY EMPLOYEE STOCK OPTION PLAN

                             STATEMENT OF PURPOSE

     The purpose of this Stock Option Plan (the "Plan") is to benefit KEWAUNEE SCIENTIFIC CORPORATION (the "Company") and its subsidiaries through the maintenance and development of top management by offering certain present and future executive and key personnel a favorable opportunity to become holders of stock in the Company over a period of years, thereby giving them a permanent stake in the growth and prosperity of the Company and encouraging the continuance of their services with the Company or its subsidiaries. Options granted under this Plan are intended to qualify as "Incentive Stock Options" as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or as stock options that are not incentive stock options, according to the designation at time of grant by the Board of Directors of the Company.

     1. Administration. The Plan shall be administered by the Board of Directors of the Company, whose interpretation of the terms and provisions of the Plan shall be final and conclusive. The Board of Directors may, in its discretion, delegate to a committee or three or more members of the Board (none of whom is or was at any time within one year before appointment to the Committee eligible to participate in the Plan) the authority to administer such matters under the Plan and options granted under the Plan as the Board of Directors may specify.

     2. Eligibility. Options shall be granted only to key employees of the Company and its subsidiaries (including officers, and including directors of the Company and its subsidiaries who are also employees), selected initially and from time to time thereafter by the Board of Directors on the basis of the special importance of their services in the management, development and operations of the Company or its subsidiaries. In the case of incentive stock options, no option shall be granted to any employee who, immediately after such option is granted, would own, within the meaning of section 422(b)(6) of the Code, stock possessing more than 10 percent of the total combined voting power of all classes of stock of the Company or any of its subsidiaries, except that an option may be granted to such an employee if at the time the option is granted the option price is at least 110 percent of the fair market value of the stock subject to the option and the option by its terms is not exercisable after the expiration of five years from the date the option is granted.

     3. Granting of Options. The Board of Directors may grant options to purchase from the Company a total of not more an 230,000 shares of the common stock of the Company, subject to adjustment as provided in Paragraph 10. For incentive stock options granted under the Plan, the aggregate fair market value (determined as of the time the option is granted) of the stock with respect to which options are exercisable for the first time by any employee during any calendar year (under all incentive stock option plans of the Company and its parent and subsidiary corporations) shall not exceed $100,000.

     No options shall be granted under the Plan subsequent to May 28, 2001.

     In the event that an option expires or is terminated or canceled unexercised as to any shares, such released shares may again be optioned. Shares subject to options may be made available from unissued or reacquired shares of common stock.

     The Board of Directors may, with the optionee's consent, grant substitute options at a different price or with different provisions to replace previously-granted outstanding options.

     Nothing contained in the Plan or in any option granted pursuant thereto shall confer upon any optionee any right to be continued in the employment of the Company or any subsidiary of the Company, or interfere in any way with the right of the Company or its subsidiaries to terminate his employment at any time.

     4. Option Price. The option price shall be determined by the Board of Directors and, subject to the provisions of Paragraph 2 and Paragraph 10 hereof, shall be not less than the fair market value, at the time the option is granted, of the stock subject to the option.

     5. Duration of Options, Increments and Extensions. Subject to the provisions of Paragraph 2 and Paragraph 8 hereof, each option shall be for such term of not more than ten years as shall be determined by the Board of Directors at the date of the grant. Each option shall become exercisable in such installments, at such time or times, and may be subject to such conditions based upon the performance of the Company, as the Board of Directors may in its discretion determine at the date of grant.

     Subject to the foregoing, the Board of Directors may in its discretion (i) accelerate the exercisability of any option or (ii) at any time prior the expiration or termination of an option previously granted, extend the term of such option (including options held by officers or directors) for such additional period as the Board of Directors, in its discretion, shall determine; provided, however, that the aggregate option period with respect to any option, including the original term of the option and any extension thereof, shall never exceed ten years.

     6. Change in Control. Any option granted under the Plan to an optionee who is an employee of the Company or any of its subsidiaries on the date of a Change in Control shall be immediately exercisable in full on such date and thereafter during its specified term. The words "Change in Control" shall mean the occurrence, at any time during the specified term of an option granted under the Plan, of any of the following events:

          (a) The Company is merged, consolidated or reorganized into or with another corporation or other legal person, or there is an offer to holders of the common stock generally relating to the acquisition of their shares, and as a result of such merger, consolidation, reorganization or offer, less than 75% of the outstanding voting securities or other capital interests of the surviving, resulting or acquiring corporation or other legal person are owned in the aggregate by the stockholders of the Company immediately prior to such merger, consolidation, reorganization or offer;

          (b) The Company sells all or substantially all of its business and/or assets to any other corporation or other legal person, less than 75% of the outstanding voting securities or other capital interests of which are owned in the aggregate, directly or indirectly, by the persons who were stockholders of the Company immediately before or after such sale; or

          (c) During any period of two consecutive years, individuals who at the beginning of any such period constitute the directors of the Company cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election by the Company's stockholders, of each new director of the Company was approved by a vote of at least two-thirds of such directors of the Company then still in office who were directors of the Company at the beginning of such period.

     The provisions of this Paragraph 6 shall not apply to an option which contains performance standards as a condition upon exercise, except that in the event of a Change of Control the Board of Directors may waive the performance standards if it determines, in its sole discretion, that based on results of operations prior to the Change of Control, the standards would reasonably be expected to have been met within the relevant period or periods.

     7. Exercise of Option; Withholding. An option may be exercised by giving written notice to the Company, attention of the Secretary, specifying the number of shares to be purchased, accompanied by the full purchase price for the shares to be purchased in cash, or by certified or cashier's check, except that the Board of Directors may permit the purchase price of the shares to be paid, all or in part, by the delivery to the Company of other shares of common stock of the Company in such circumstances and manner as it may specify. For this purpose, the per share value of the Company's common stock shall be its fair market value at the close of business on the date preceding the date of exercise.

     At the time of any exercise of any option, the Company may, if it shall determine its necessary or desirable for any reason, require the optionee (or the optionee's heirs, legatees, or legal representative, as the case may be) as a condition upon the exercise thereof, to deliver to the Company a written representation of present intention to purchase the shares for investment and not for distribution. In the event such representation is required to be delivered, an appropriate legend may be placed upon each certificate delivered to the optionee upon exercise of part or all of the option and a stop transfer order may be placed with the transfer agent. Each option shall also be subject to the requirement that, if at any time the Company determines, in its discretion, that the listing, registration or qualification of the shares subject to the option upon any securities exchange or under any state or Federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the issue or purchase of shares thereunder, the option may not be exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable by the Company.

     At the time of the exercise of any option that is not an incentive stock option, the Company may require, as a condition of the exercise of such option, the optionee to pay the Company an amount equal to the amount of the tax the Company may be required to withhold to obtain a deduction for federal income tax purposes as a result of the exercise of such option by the optionee. At the request of the optionee, and subject to the permission of the Board of Directors, the Company will withhold from the shares being purchased that number of shares, valued at their fair market value at the close of business on the date preceding the date of exercise, necessary to equal in value the full amount of the withholding tax.

     8. Termination of Employment--Exercise Thereafter. Unless otherwise determined by the Board of Directors at the time of grant:

          (a) If the employment of an optionee with the Company or any of its subsidiaries terminates for any reason except discharge for cause, an option which is not an incentive stock option may be exercised as follows:

               (i) if the optionee's employment is terminated otherwise than by death, disability or retirement, by the optionee at any time within three months after such termination;

               (ii) if the optionee's employment is terminated by death, by the optionee's heirs, legatees or legal representatives at any time within one year after the date of death;

               (iii) if the optionee's employment is terminated because of disability (as defined in Section 22(e)(3) of the Code), by the optionee at any time within one year after the date of such termination; or

               (iv) if the optionee's employment is terminated by retirement (as defined in the Company's qualified retirement plan for salaried employees), by the optionee within three years after the date of retirement.

For an incentive stock option, these same provisions shall apply except the exercise period following termination of employment because of death or retirement shall not exceed three months.

          (b) Notwithstanding the foregoing, an option shall not be exercisable after the expiration of its specified term and shall be exercisable only to the extent it was exercisable at the date of such termination of employment, except that if the optionee's employment is terminated by death at any time on or after the first anniversary of the option, the option may be exercised in full during its specified term during the period provided above.

          (c) If an optionee is discharged for cause, the option shall expire forthwith and all rights to purchase shares under it shall terminate immediately. For this purpose, "discharge for cause" means a discharge on account of dishonesty, disloyalty or gross misconduct.

     9. Non-Transferability of Options. No option shall be transferable by the optionee otherwise than by will or the laws of descent and distribution and each option shall be exercisable during an optionee's lifetime only the optionee.

     10. Adjustment. The number of shares subject to the Plan and to options granted under the Plan shall be adjusted as follows: (a) in the event that the Company's outstanding common stock is changed by any stock dividend, stock split or combination of shares, the number of shares subject to the Plan and to options granted thereunder shall be proportionately adjusted; (b) in the event any merger, consolidation or reorganization of the Company with any other corporation or corporations, there shall be substituted on an equitable basis as determined by the Board of Directors, for each share of common stock then subject to the Plan, whether or not at the time subject to outstanding options, the number and kind of shares of stock or other securities or cash or other property to which the holders of common stock of the Company will be entitled pursuant to the transaction; and (c) in the event of any other relevant change in the capitalization of the Company, the Board of Directors shall provide for an equitable adjustment in the number of shares of common stock then subject to the Plan, whether or not then subject to outstanding options. In the event of any such adjustment, the purchase price per share shall be proportionately adjusted.

     11. Amendment of Plan. The Board of Directors may amend or discontinue the Plan at any time. However, no such amendment or discontinuance shall (a) change or impair any option previously granted, without the consent of the optionee, (b) increase the maximum number of shares which may be purchased by all employees, (c) change the minimum purchase price, or (d) change the limitations on the option period or increase the time limitations on the grant of option.

     12. Effective Date. The Plan has been adopted by the Board of Directors for submission to the stockholders of the Company. If the Plan is approved by the affirmative vote of the holders of a majority of the voting stock of the Company voting in person or by proxy at a duly held stockholders' meeting, it shall be deemed to have become effective on May 29, 1991, the date of adoption by the Board of Directors.

                                     PROXY


                        KEWAUNEE SCIENTIFIC CORPORATION
                            2700 WEST FRONT STREET
                    STATESVILLE, NORTH CAROLINA 28677-2927

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


          The undersigned hereby appoints Kingman Douglass, Eli Manchester, Jr. and John C. Campbell, Jr. as Proxies, each with power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side hereof, all the shares of common stock of Kewaunee Scientific Corporation of record by the undersigned on July 12, 1996, at the Annual Meeting of Stockholders to be held at 10:00 a.m., Central Daylight Time, on August 28, 1996 and at any adjournment thereof.

          Your vote for three directors may be indicated on the reverse side. Thomas F. Pyle, Wiley N. Caldwell and Margaret Barr Bruemmer have been nominated for election as Class I Directors. Your vote for amendment to the Company's 1991 Key Employee Stock Option Plan increasing the number of shares of Common Stock authorized under the Plan from 130,000 to 230,000 may also be indicated on the reverse side.


               (Continued and to be signed on the reverse side)

This proxy when properly executed will be voted in the manner directed by the undersigned stockholder. If no direction is made, this proxy will be voted FOR the election of the nominees named in Item 1 below and FOR the amendment to the Company's Key Employee Stock Option Plan. Please mark your vote inside one box below.

1.   Election of Class I Directors:
     Thomas F. Pyle, Wiley N. Caldwell and Margaret Barr Bruemmer

FOR the nominees listed              WITHHOLD AUTHORITY
above (except as                     to vote for
marked to the contrary               the nominees
on the line below)                   listed above

[_]                                  [_]

If you wish to withhold authority for either of the nominees, write such nominee's name in this space

- --------------------------------------

2. To approve an amendment to the Company's 1991 Key Employee Stock Option Plan increasing the number of shares of Common Stock, authorized for issuance under the Plan from 130,000 to 230,000.

[_]  For          [_]  Against       [_]  Abstain

3. In their discretion the Proxies are authorized to vote upon such other business as may properly come before the Meeting.

You are urged to date, sign and return promptly this proxy in the envelope provided. It is important for you to be represented at the Meeting. The execution of this proxy will not affect your right to vote in person if you are present at the Meeting and wish to so vote.

                                       Date:                      , 1996
                                            ----------------------


                                       ---------------------------------
                                                    Signature


                                       ---------------------------------
                                            Signature if held jointly

                                    IMPORTANT:  PLEASE SIGN EXACTLY AS YOUR NAME
                                    OR NAMES APPEAR HEREON.  IF SIGNING AS AN
                                    ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE,
                                    GUARDIAN, OR IN SOME OTHER REPRESENTATIVE
                                    CAPACITY, OR AS AN OFFICER OF A CORPORATION,
                                    PLEASE INDICATE YOUR CAPACITY OR FULL TITLE.
                                    IF STOCK IS HELD JOINTLY, EACH JOINT OWNER
                                    SHOULD SIGN.